UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

 Date of Report (date of earliest event reported): April 1, 2025

Expion360 Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-41347	81-2701049
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

2025 SW Deerhound Avenue
Redmond, OR 97756
(Address of principal executive offices and zip code)

(541) 797-6714

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	XPON	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act [  ]

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Operating Officer

Effective April 1, 2025 (the “Resignation Date”), Paul Shoun, the Co-Founder, President, Chief Operating Officer, and Chairman of the Board of Directors (the “Board”) of Expion360 Inc. (the “Company”), is resigning from his role as Chief Operating Officer. Mr. Shoun will continue to perform his duties as President and Chairman of the Board.

Appointment of Chief Operating Officer

In connection with Mr. Shoun’s resignation, the Board appointed Carson Heagen, who currently serves as the Company’s Vice President of Operations, to serve as the Company’s Chief Operating Officer, effective immediately upon Mr. Shoun’s resignation as of the Resignation Date. In this role, Mr. Heagen will serve as the Company’s principal operating officer.

Mr. Heagen, age 34, brings over ten years of experience in business management, operations, finance, supply chain management, product development, and enterprise resource planning (“ERP”) systems. Since joining the Company in April 2021 as the Director of Finance, Mr. Heagen quickly advanced to Vice President of Operations by November 2021. Mr. Heagen oversees the Company’s international supply chain and manufacturing, warehouse, and logistics operations, serves as the Company’s NetSuite ERP administrator, and manages the Company’s marketing initiatives. Prior to joining the Company, Mr. Heagen served as Purchasing and Supply Chain Manager at Stout Tanks & Kettles from January 2020 to April 2021 and Purchasing, Logistics, and Customer Service Manager at Tensility International Corporation from January 2017 to December 2019. Mr. Heagen’s previous experience highlights his experience in optimizing global supply chains and managing operations for tech-focused companies. Mr. Heagen holds a double BBA in Business Administration and Management and Entrepreneurial Management from Boise State University’s College of Business and Economics.

In connection with his appointment as Chief Operating Officer, Mr. Heagen entered into an employment agreement with the Company (the “Employment Agreement”), effective April 1, 2025. Under the terms of the Employment Agreement, Mr. Heagen has an employment term with a one-year duration, and is entitled to a base salary of $180,000. Mr. Heagen is also eligible for an annual bonus to be granted by the Board or compensation committee of the Board based on performance objectives and targets established annually. Under the Employment Agreement, Mr. Heagen is also entitled to participate in the 2021 Incentive Award Plan and in any retirement, paid time off, and health and welfare benefit plans, practices, policies and arrangements as we may choose to make available at any point in time. Under the Employment Agreement, Mr. Heagen is also entitled to reimbursement for reasonable business and travel expenses incurred in connection with the performance of his duties. In addition, the Employment Agreement provides for the Company to indemnify and hold Mr. Heagen harmless from and against claims and expenses imposed on or asserted against Mr. Heagen that arise out of or related to his service as an officer of the Company. The Employment Agreement includes restrictive covenants, including a two-year non-competition provision, a two-year non-solicitation and non-disparagement provision, and a confidentiality provision.

The foregoing description of the Employment Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the full and complete text of the Employment Agreement, which will be attached as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2025.

There are no arrangements or understandings between Mr. Heagen and any other person pursuant to which he was appointed as Chief Operating Officer. There are no family relationships between Mr. Heagen and any director or executive officer, nor any relationships required to be reported pursuant to Item 404(a) of Regulation S-K.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXPION360 INC.

Date: April 3, 2025	By:	/s/ Brian Schaffner
	Name:	Brian Schaffner
	Title:	Chief Executive Officer